Exhibit 99.1

PetroLogistics LP Announces Financial Results and Cash Distribution for Third Quarter 2013

HOUSTON, Texas, October 23, 2013 /PRNewswire -- PetroLogistics LP (NYSE: PDH) (the “Partnership”) announces its financial results and cash distribution for the third quarter, 2013. The distribution for the quarter ended September 30, 2013, is 45 cents per common unit. This brings the distribution for the twelve months ending September 30, 2013 to $1.70 per common unit.

Total sales in the third quarter were $198.4 million and net income was $55.1 million. The Partnership’s reported results include certain items that impact comparability of financial results between reporting periods. Excluding the impact of these items, the Partnership’s Adjusted EBITDA was $73.9 million and Adjusted net income was $57.3 million.

Cash available for distribution was $62.3 million for the third quarter of 2013. Adjusted net income, Adjusted EBITDA and cash available for distribution are non-GAAP financial measures. Please see “Non-GAAP Financial Measures” included later in this release for reconciliations of these Non-GAAP Financial Measures to the most directly comparable GAAP measures.

“In the third quarter, the Partnership’s results benefited from stable operating performance and healthy propane-to-propylene spreads,” said Nathan Ticatch, President and Chief Executive Officer. “The first planned triennial turnaround commenced on September 28th and is progressing well. Included in the turnaround scope are numerous capital and maintenance projects designed to improve plant reliability. Accordingly, upon completion of the turnaround we look forward to continued improvement in plant performance.”

Operations

The Partnership produced 312.9 million pounds of propylene and sold 301.8 million pounds of propylene during the third quarter of 2013. The Partnership recognized total sales of $198.4 million during the quarter, which included propylene sales of $193.5 million. The average polymer grade propylene benchmark price for the third quarter was 68.3 cents per pound.

Cost of sales was $129.9 million for the third quarter of 2013. The primary component of cost of sales is propane feedstock, which represented approximately 70% of total production costs for the third quarter of 2013. The average propane price for the quarter was $1.03 per gallon.
For the third quarter of 2013, the Partnership had a gross profit of $68.5 million, and the average propane-to-propylene spread1 was 39.0 cents per pound.

Distribution

The third quarter 2013 distribution of 45 cents per common unit will be paid on November 14, 2013 to unitholders of record on November 4, 2013. This brings the distribution for the twelve months ending September 30, 2013 to $1.70 per common unit.

Conference Call Details

The 2013 third quarter results conference call will be held on Thursday, October 24, 2013 at 11 a.m. EDT. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing (866) 813-5647 or (847) 619-6249 entering pass code 35765447. An audio webcast of the call will be available at www.petrologistics.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 12:00 p.m. EDT on October 25, 2013 through 12:00 a.m. EDT on October 31, 2013. The replay teleconference will be available by dialing (888) 843-7419 or (630) 652-3042 and the reservation number 35765447.

About PetroLogistics LP

PetroLogistics LP is a master limited partnership which owns and operates the only U.S. propane dehydrogenation facility producing propylene from propane. The Partnership’s headquarters and operations are located in Houston, Texas.

Investor Relations

Phone: 855-840-7140
E-mail: investor@petrologistics.com
Address: Investor Relations
600 Travis STE 3250
Houston, TX 77002

1 Propane-to-propylene spread is calculated as (PGP Contract Benchmark Price (cents per pound) – 1.2*(Propane Price (cents per gallon)/4.2)). This calculation assumes that it takes approximately 1.2 pounds of propane to make 1.0 pound of propylene and one gallon of propane weighs approximately 4.2 pounds.

Forward-Looking Statements

Certain statements and information in this release may constitute “forward-looking statements.”  The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature.  These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us.  While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate.  All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions.  Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the volatile nature of our business and the variable nature of our distributions; the ability of our general partner to modify or revoke our distribution policy at any time; our ability to forecast our future financial condition or results; the cyclical nature of our business; competition from other propylene producers; our reliance on propane that we purchase from Enterprise Products Operating LLC; our reliance on other third-party suppliers; the supply and price levels of propane and propylene; the risk of a material decline in production at our propane dehydrogenation facility;  potential operating hazards from accidents, fire, severe weather, floods or other natural disasters; the risk associated with governmental policies affecting the petrochemical industry; capital expenditures and potential liabilities arising from environmental laws and regulations; existing and proposed environmental laws and regulations, including those relating to climate change, alternative energy or fuel sources, and on the end-use and application of propylene; new regulations concerning the transportation of hazardous chemicals, risks of terrorism and the security of propane processing facilities; our lack of asset diversification; our dependence on a limited number of significant customers;  our ability to comply with employee safety laws and regulations; potential disruptions in the global or U.S. capital and credit markets; our potential inability to complete our required turnarounds and other significant capital expenditure projects on time, within budget or both;  additional risks, compliance costs and liabilities from expansions or acquisitions; our potential inability to successfully implement our business strategies; our reliance on certain members of our senior management team and other key personnel of our general partner; the potential development of integrated propylene facilities by competitors or our current customers, displacing us as suppliers;  the potential shortage of skilled labor or loss of key personnel; our ability to secure appropriate and adequate debt facilities at a reasonable cost of capital; restrictions in our debt agreements; the dependence on our subsidiary for cash to meet our debt obligations; our limited operating history; risks relating to our relationship with our sponsors; and changes in our treatment as a partnership for U.S. income or state tax purposes.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with Securities and Exchange Commission, including our annual report on Form 10-K as filed with the SEC on March 8, 2013, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

PetroLogistics LP
Financial and Operational Data (all information in this release is unaudited except as otherwise noted):

The following tables summarize the financial data and key operating statistics for the Partnership for the three months ended September 30, 2013 and 2012. Select balance sheet data is as of September 30, 2013 and December 31, 2012.

	Three Months Ended
	September 30,
	2013	2012
	($ in millions)
	(unaudited)
Operational Data
Propylene produced (thousand pounds)	312,871	312,072
Propylene sold (thousand pounds)	301,760	318,476
Propane-to-propylene spread (cents per pound)	39.0	25.9

Consolidated Statement of Comprehensive Income:
Sales	$198.4	156.1
Cost of sales*	(129.9)	(118.0)
Gross profit	$68.5	$38.1
General and administrative expense	(4.5)	(2.9)
Equity-based compensation expense (general and administrative)	(0.6)	(0.3)
Development expense (1)	(1.1)	(5.7)
Unrealized gain on derivatives	-	9.9
Realized loss on derivatives (2)	-	(31.0)
Operating income	62.3	8.1
Interest expense, net	(6.4)	(7.3)
Income before income tax expense	55.9	0.8
Income tax expense	(0.8)	(0.2)
Net income	$55.1	$0.6

Adjusted net income (excluding certain items)	$57.3	$28.2

* Amounts shown are inclusive of depreciation and amortization of $10.5 million and $8.4 million and equity-based compensation expense of $0.5 million for the third quarters of 2013 and 2012.

Non-GAAP Financial Measures

To supplement the financial information presented in accordance with GAAP, additional measures are used that are known as "non-GAAP financial measures" in the evaluation of past performance and prospects for the future. These measures include Adjusted EBITDA and Adjusted net income. The presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about operating performance and ability to generate cash available for distribution, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing results of operations. These measures may exclude, for example, (i) the mark-to-market of derivative instruments that are related to underlying activities in another period or settled positions that are subject to the Omnibus Agreement, (ii) items that are not indicative of operating results and/or (iii) other items that we believe should be excluded in understanding operating performance. We have defined all such items as "Certain Items that Impact Comparability." These additional financial measures are reconciled to the most directly comparable measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, our consolidated financial statements and footnotes.

	Three Months Ended
	September 30,
	2013	2012
	($ in millions)
	(unaudited)
Reconciliation of Net income to adjusted net income (excluding certain items) and to Adjusted EBITDA:
Net income	$55.1	$0.6
Equity-based compensation expense (3)	1.1	0.8
Unrealized (gain) on derivatives	-	(9.9)
Realized loss on derivatives (2)	-	31.0
Development Expense (1)	1.1	5.7
Adjusted net income (excluding certain items)	$57.3	$28.2

Net income	$55.1	$0.6
Adjustments:
Interest expense	6.4	7.4
Income tax expense	0.8	0.2
Depreciation, amortization and accretion	10.5	8.4
Equity-based compensation expense (3)	1.1	0.8
Unrealized (gain) on derivatives	-	(9.9)
Realized loss on derivatives (2)	-	31.0
Adjusted EBITDA	$73.9	$38.5

Three Months Ended
September 30,
($ in millions)
(unaudited)
Calculation of Cash Available for Distribution
Adjusted EBITDA	$73.9

Adjustments
Less: Debt service	(5.9)
Less: Capital expenditures exclusive of prefunded items (4)	(2.6)
Less: Income tax	(0.6)
Less: Reserve for catalyst turnaround	(5.9)
Less: Distribution payments on awarded non-vested LTIPs	(0.2)
Plus: Adjustment for inventory purchased for turnaround (5)	3.6
Cash available for distribution	$62.3

Common units outstanding for purposes of calculating distribution*	139,140,672

Per unit cash distribution	$0.45

*Represents common units outstanding as of the date of this release, October 23, 2013.

Cash available for distribution is not a recognized term under GAAP.  The measure most directly comparable to cash available for distribution is cash provided by operating activities for which we have reconciled to Adjusted EBITDA, and in addition reconciled Adjusted EBITDA to net income.  Cash available for distribution should not be considered in isolation or as an alternative to net income or operating income.  Cash available for distribution as reported by the Partnership may not be comparable to similarly titled measures of other entities.

	As of September 30,	As of December 31,
	2013	2012
	($ in millions)
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$37.3	$31.4
Working capital (6)	102.6	108.4
Total assets	800.8	798.1
Total debt	365.0	341.3
Partners' capital	373.4	329.9

(1) Development expense includes preliminary engineering and design work and other expenses for capital projects which do not qualify for capitalization under GAAP.

(2) Effective May 9, 2012, pursuant to the Omnibus Agreement, PL Manufacturing and the PL Manufacturing Members were responsible for making quarterly capital contributions to us in an amount equal to the net amount due to the propane swap counterparty for realized losses under the Propane Swaps for the applicable fiscal quarter.  On April 19, 2013, we, PL Manufacturing and the counterparty to the propane swaps agreed to terminate the propane swaps remaining as of May 1, 2013, and therefore no hedge impact was incurred during the third quarter of 2013.   During the third quarter of 2012, we were reimbursed $16.0 million for losses incurred for the period from the date of the completion of our IPO (May 9, 2012) to June 30, 2012. The total realized loss on derivatives of $31.0 million for the three months ended September 30, 2012, was added back for purposes of calculating adjusted net income.

(3) This expense consists of non-cash unit-based compensation granted to employees and independent directors.

(4) Represents one-fourth of our estimated 2013 maintenance capital spending, excluding turnaround and profit enhancement capital.

(5) The adjustment for inventory purchased for the turnaround represents the difference between the actual cost of sales and the cost of sales calculated excluding the impact of the purchased inventory.

(6) Working capital is defined as current assets, including cash, less current liabilities, excluding the current portion of long-term debt and the fair value of derivative assets and liabilities.

SOURCE: PetroLogistics LP